Exhibit 99.2

AGREEMENT OF WAIVER

This Agreement of Waiver (this “Waiver”) is entered into as of October 2, 2010 by and among Actel Corporation (the “Company”) and the entities and natural persons listed on Schedule A hereto (collectively, the “Ramius Group”).

RECITALS

A.           The Company and the Ramius Group are parties to that certain Agreement (the “Settlement Agreement”) dated as of March 9, 2010, pursuant to which the Ramius Group is subject to certain restrictions in respect of its ownership of shares of the common stock of the Company (the “Common Stock”).

B.           The Company currently proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with Microsemi Corporation (“Parent”) and Artful Acquisition Corp. (“Purchaser”), pursuant to which Purchaser will commence a tender offer for all outstanding shares of Common Stock and, after the completion of such tender offer and satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company.

C.           As a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have required that certain shareholders, including the Ramius Group, enter into a Tender and Support Agreement in substantially the form attached hereto as Annex I (the “Support Agreement”).

D.           The Company desires to waive certain provisions of the Settlement Agreement for the sole purpose of allowing the Ramius Group to validly enter into the Support Agreement and perform its obligations thereunder.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Ramius Group agree as follows:

1.           Company Waiver.  The Company hereby acknowledges and agrees that, subject to and effective as of the execution of the Support Agreement by the Ramius Group, the terms of Sections 4(a)(iii)-(iv) of the Settlement Agreement shall be waived by the Company with respect to the Ramius Group; provided that such waiver shall be solely to the extent necessary for the Ramius Group to validly enter into the Support Agreement and perform its obligations thereunder.

2.           Ramius Group Waiver.  The Ramius Group hereby acknowledges and agrees that Section 3 of the Settlement Agreement shall terminate in all respects at the Acceptance Time under the Merger Agreement, and following the Acceptance Time the Company shall have no obligations thereunder.

3.           Term. Section 1 of this Waiver shall be effective upon the execution of the Support Agreement by the Ramius Group. In the event that the Ramius Group does not execute the Support Agreement, or the Support Agreement is terminated in accordance with its terms, this Section 1 of this Waiver shall be null and void and shall be of no further force or effect. Section 2 of this Waiver shall be effective immediately upon the execution of this Waiver by the Ramius Group.

4.           Counterparts. This Waiver may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

5.           Applicable Law. This Waiver shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to choice of law principles that would compel application of the laws of any other jurisdiction.

6.           Third Party Beneficiaries. Parent and Purchaser are intended third party beneficiaries of this Waiver and shall be entitled to enforce its terms as if they were each a party hereto.

7.           Entire Agreement. This Waiver constitutes the entire agreement among the parties with respect to the subject matter hereof and may be amended or superseded only by a writing executed by the parties hereto

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Waiver is executed as of the date first above written.

ACTEL CORPORATION

By:	/s/ David L. Van De Hey
	Name:	David L. Van De Hey
	Title:	Vice President and General Counsel

[Signature Page to Agreement of Waiver]

IN WITNESS WHEREOF, this Waiver is executed as of the date first above written.

ACTEL CORPORATION

By:
	Name:	David L. Van De Hey
	Title:	Vice President and General Counsel

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
By: Ramius Value and Opportunity Advisors LLC,
       its investment manager

RAMIUS NAVIGATION MASTER FUND LTD
By: Ramius Advisors, LLC,
       its investment advisor

RAMIUS ENTERPRISE MASTER FUND LTD
By: Ramius Advisors, LLC,
       its investment advisor

RCG PB, LTD
By: Ramius Advisors, LLC,
       its investment advisor

RAMIUS OPTIMUM INVESTMENTS LLC
By: Ramius Advisors, LLC,
       its managing member

RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
By: Ramius LLC,
       its sole member

RAMIUS ADVISORS, LLC
By: Ramius LLC,
       its sole member

RAMIUS LLC
By: Cowen Group, Inc.,
        its sole member

COWEN GROUP, INC.

RCG HOLDINGS LLC
By: C4S & Co., L.L.C.,
        its managing member

C4S & CO., L.L.C.

By:	/s/ Owen S. Littman
	Name:	Owen S. Littman
	Title:	Authorized Signatory

/s/ Owen S. Littman
Owen S. Littman
As attorney-in-fact for Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark and Thomas W. Strauss

/s/ Jeffrey C. Smith
JEFFREY C. SMITH

SCHEDULE A

The Ramius Group

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD

RAMIUS NAVIGATION MASTER FUND LTD

RAMIUS ENTERPRISE MASTER FUND LTD

RCG PB, LTD

RAMIUS OPTIMUM INVESTMENTS LLC

RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC

RAMIUS ADVISORS, LLC

RAMIUS LLC

COWEN GROUP, INC.

RCG HOLDINGS LLC

C4S & CO., L.L.C.

JEFFREY M. SOLOMON

PETER A. COHEN

MORGAN B. STARK

THOMAS W. STRAUSS

JEFFREY C. SMITH

ANNEX I

Support Agreement